SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 17, 2003

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1021 Howard Avenue

San Carlos, CA 94070

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 628-4700

ITEM 5.	OTHER EVENTS.

On November 17, Conceptus Inc. issued a press release announcing the appointment of Gregory E. Lichtwardt, to the position of executive vice president, treasurer and chief financial officer, replacing Glen Furuta who will become a consultant to the Company. Text of the press release follows:

SAN CARLOS, Calif. (November 17, 2003) – Conceptus, Inc. (Nasdaq: CPTS), developer of the non-incisional permanent birth control procedure Essure®, today announced the appointment of Gregory E. Lichtwardt, 49, to the position of executive vice president, treasurer and chief financial officer, replacing Glen Furuta who will become a consultant to the Company. Mr. Lichtwardt will report directly to Mark Sieczkarek, chief executive officer.

Mr. Lichtwardt has more than 25 years of experience, primarily in the medical products field. He was most recently executive vice president, finance, chief financial officer and corporate secretary of Innoventry, Inc., a financial services company, from 2000 to 2002. From 1993 to 2000, Mr. Lichtwardt was vice president, finance, chief financial officer and treasurer of Ocular Sciences, Inc., (NASDAQ: OCLR) a worldwide developer and marketer of soft contact lenses. In this capacity at Ocular Sciences, he positioned the company for its spin-off from Allergan Inc. (NYSE: AGN), directing the initial and secondary public offerings and nurturing relationships with the investment community. He also played a key role in the company’s entry into the disposable lens marketplace through development of strategy, financial planning and cost reduction initiatives, such as process automation. The disposable lens sector ultimately represented 85% of Ocular Sciences’ business. During his tenure, sales at Ocular Sciences grew from $6 million to $176 million annually.

Prior to his employment with Ocular Sciences, Mr. Lichtwardt, from 1989 to 1993, held senior management positions in various divisions of Allergan Inc. He managed the divestiture process at Humphrey Instruments Division, which he positioned for sale.

In addition to these positions, Mr. Lichtwardt has held various financial positions at AST Research, Inc. and at divisions of American Hospital Supply Corporation. He holds a BBA degree from the University of Michigan and an MBA degree from Michigan State University.

“We are very pleased to attract someone as talented as Greg Lichtwardt to Conceptus,” said Mark Sieczkarek, president and chief executive officer. “His broad financial experience honed at medical consumer products companies will be of great benefit as we grow the market for Essure, while working to improve our operational efficiencies.”

Commenting on his appointment, Gregory Lichtwardt said, “My financial skills and experience are ideally suited to Conceptus’ needs, and I am very excited to have the opportunity to play a part in revolutionizing women’s health care.”

Mr. Sieczkarek added, “I would like to thank Glen Furuta for his many contributions to the Company, playing an instrumental role in building a firm foundation for the Company as it moves forward, both from an operational and financial standpoint. We are pleased that Glen has agreed to remain a consultant to the Company.”

Mr. Furuta commented, “It has been a pleasure working with management, the financial community, and especially the employees of Conceptus and I have had a professionally fulfilling three years here. As I pass the torch to new financial leadership for the Company, I firmly believe in the continued commercial success of Essure on its path to becoming the new standard of care in permanent birth control.”

About Conceptus

Conceptus manufactures and markets Essure, an innovative medical device and procedure, designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually in the United States.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information line at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2. Information contained on our website is not incorporated by reference into and does not form a part of this form 8-K.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Clinical efficacy of and market demand for our product and improvement of our operational efficiencies, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for each of the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, and other filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC.
(Registrant)

By:	/s/ Glen K. Furuta
Glen K. Furuta
Vice President, Finance & Administration and Chief Financial Officer

Dated: November 21, 2003